Exhibit 99.1

For release: November 3, 2011, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
503-684-7000

Greenbrier Reports Strong Fiscal Fourth Quarter; Growing Backlog

EPS, excluding one-time charges, increases to $0.52; backlog continues to grow to 15,400 units valued at $1.2 billion

Lake Oswego, Oregon, November 3, 2011 – The Greenbrier Companies (NYSE: GBX) today reported results for its fiscal fourth quarter and fiscal year ended August 31, 2011.

Fourth Quarter Highlights

Financial Highlights:

•	Revenues for the fourth quarter of 2011 were a record $442.7 million, up from $178.8 million in the prior year’s fourth quarter.

•	Adjusted EBITDA for the quarter was $39.1 million, or 8.8% of revenue, compared to $15.5 million, or 8.7% of revenues in the fourth quarter of 2010.

•

Net earnings attributable to Greenbrier (“net earnings”) for the quarter were $12.6 million, or $.42 per diluted share, compared to net earnings of $7.7 million, or $.33 per diluted share, in the prior year’s fourth quarter.

•

Results for the quarter include a loss on extinguishment of debt of $5.7 million pre-tax, $3.4 million after-tax, for costs associated with the repayment in full of a $72 million term loan. Excluding these charges, net earnings were $16.0 million, or $.52 per diluted share.

•

Net earnings for the prior year’s fourth quarter included earnings of $11.9 million, both pre- and net of tax, or $.50 per diluted share, related to a special non-cash item for the release of the liability related to the 2008 deconsolidation of the Company’s former subsidiary, TrentonWorks. Excluding this item, net loss for the prior year’s fourth quarter was $4.2 million, or $0.17 per diluted share.

Fiscal 2011 Highlights

Segment Summary:

•

New railcar deliveries in the fourth quarter of 2011 were a record 4,000 units, compared to 700 units in the fourth quarter of 2010. Total new railcar deliveries were 9,400 units in fiscal 2011, compared to 2,500 units in fiscal 2010.

•	New railcar orders for 5,300 units were received during the quarter; orders for 19,500 units were received during the full fiscal year.

•

Greenbrier’s new railcar manufacturing backlog as of August 31, 2011 was 15,400 units with an estimated value of $1.23 billion, compared to 13,600 units with a value of $1.05 billion as of May 31, 2011, and 5,300 units valued at $420 million as of August 31, 2010.

Financial Summary:

•	Revenues for the year were $1.243 billion, an increase of 64% from $756 million last year.

•	Adjusted EBITDA for fiscal 2011 was $101.0 million, or 8.1% of revenues, up from 2010 Adjusted EBITDA of $72.1 million, or 9.5% of revenues.

•

Net earnings for 2011 were $6.5 million or $.24 per diluted share compared to last year’s $4.3 million, or $.21 per diluted share. The 2011 results include a charge of $9.4 million, net of tax, or $0.35 per diluted share for loss on extinguishment of debt. The 2010 results include income of $13.1 million net of tax, or $.65 per diluted share related to special items and gain on extinguishment of debt.

Liquidity Summary:

•

The Company ended the year with $50 million of cash and almost $200 million of committed additional borrowing capacity. On November 2, 2011, the Company’s North American revolving line of credit was increased by $15 million to a total of $260 million under existing provisions of the credit agreement.

•

During 2011, the Company strengthened its balance sheet, extended debt maturity dates, and lowered its interest costs by $10 million per annum through the issuance of 3 million shares of common stock raising $63 million of net proceeds, the sale of $230 million of 3.5% senior convertible notes and retirement of $235 million 8 3/8 senior unsecured notes, and the refinancing of its North American credit facility.

Discussion of Quarterly Results and Outlook

William A. Furman, president and chief executive officer, said, “We ended the quarter and the year with strong operating momentum, particularly in our manufacturing segment where we successfully executed at high production volumes. We continue to see strength in our end markets across each of our business segments and our new railcar backlog continued to grow in our fourth quarter. These factors give us good visibility and confidence that we can support higher new railcar production levels in fiscal 2012. We believe our industry fundamentals are sound, and that several forces are driving new railcar demand that are uncoupled from the more uncertain economic and political environments. Among these forces are stronger railroad balance sheets, truck traffic diversion to rail, replacement demand, and a growing strength in the US energy market, which will continue to create increased demand for covered hopper cars and tank cars.”

Mark Rittenbaum, chief financial officer added, “We achieved the key objectives we outlined for fiscal 2011. Firstly, we delivered 4,000 railcars for the quarter and 9,400 railcars in the year, consistent with the expectations we set. Secondly, we successfully ramped production and opened new production lines, ensuring sufficient capacity to meet the anticipated increase in demand during the industry upturn in 2012 and beyond. Thirdly, we improved operational efficiencies by lowering our cost structure. Lastly, we strengthened our balance sheet and liquidity, saving approximately $10 million in annual pre-tax interest expense and enhancing our capital base. This savings was achieved by raising additional equity and refinancing a substantial portion of our debt at lower interest rates.”

Segment Details

The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the fourth quarter was $305.6 million, compared to $69.5 million in the fourth quarter of 2010. This revenue increase was primarily due to higher railcar deliveries, including the delivery of leased railcars for syndication, which were produced in previous periods. This was partially offset by a decline in marine barge activity and a change in railcar product mix. Current quarter new railcar deliveries totaled 4,000 units, compared to 700 units in the prior comparable period. Manufacturing gross margin for the fourth quarter was 9.9% of revenues, compared to 10.8% in the fourth quarter of 2010. The gross margin decrease was primarily a result of a less favorable product mix, partially offset by operating at higher production rates.

The Wheel Services, Refurbishment & Parts segment, consisting of a network of 38 locations, provides wheel services, and repairs and refurbishes railcars and provides railcar parts across North America. Revenue for this segment in the current quarter was $119.3 million, compared to $90.6 million in the fourth quarter of 2010. Gross margin for the Wheel Services, Refurbishment & Parts segment was 10.8% of revenues, compared to 10.4% of revenues in the prior comparable period. The revenue and gross margin increases were primarily the result of higher sales volumes in wheels and repair, and metal scrapping programs that were in effect for only a portion of the prior comparable year.

The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 216,000 railcars. Revenue for this segment was $17.9 million for the quarter, compared to $18.7 million in the same quarter last year. Leasing & Services’ gross margin for the quarter was 43.7% of revenue, compared to 48.1% of revenue in the same quarter last year. The decrease from the prior year’s fourth quarter was primarily a result of certain non-recurring items. Lease fleet utilization as of the end of the quarter was 95.7%, compared to 96.8% as of May 31, 2011, and 94.4% as of August 31, 2010.

Gains on disposition of equipment in the current quarter were $2.2 million, compared to $2.5 million in the fourth quarter of 2010.

Selling and administrative costs were $22.1 million for the quarter, or 5.0% of revenues, versus $19.2 million, or 10.7% of revenues, for the same quarter last year. The increase is primarily due to increased employee related costs, including restoration of salary reductions implemented during the down turn and increases in incentive compensation.

Interest and foreign exchange expense was $6.3 million for the quarter, compared to $10.9 million for the same period in 2010. The current quarter benefited from lower interest rates from our recent refinancings.

Business Outlook

Based on current business trends, management anticipates that both revenues and Adjusted EBITDA will be significantly higher in fiscal 2012, compared to fiscal 2011. The major drivers for the year will be continued momentum across all business segments, particularly our manufacturing segment, as the new freight car market continues to rebound. New railcar deliveries are expected to exceed 15,000 units for the year. The Company has increased its production rates on existing production lines and its capacity at its facilities in Mexico. Currently, railcars are being produced on eight production lines in North America, with the planned flexibility to produce railcars on three additional lines later in the fiscal year.

Conference Call

The Greenbrier Companies will host a teleconference to discuss fourth quarter results. Teleconference details are as follows:

•	November 3, 2011

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 19, 2011 at 1-203-369-1485.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 216,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before special items, loss (gain) on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Balance Sheets

Years ended August 31,

(In thousands, unaudited)	August 31, 2011	August 31, 2010
Assets
Cash and cash equivalents	$50,222	$98,864
Restricted cash	2,113	2,525
Accounts receivable, net	188,443	89,252
Inventories	323,512	204,626
Leased railcars for syndication	30,690	12,804
Equipment on operating leases, net	321,141	302,663
Property, plant and equipment, net	161,200	132,614
Goodwill	137,066	137,066
Intangibles and other assets, net	87,268	92,474

	$1,301,655	$1,072,888

Liabilities and Equity
Revolving notes	$90,339	$2,630
Accounts payable and accrued liabilities	316,536	181,638
Deferred income taxes	83,839	81,136
Deferred revenue	5,900	11,377
Notes payable	429,140	498,700
Total equity Greenbrier	361,573	285,938
Noncontrolling interest	14,328	11,469

Total equity	375,901	297,407

	$1,301,655	$1,072,888

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Operations

Years ended August 31,

(In thousands, except per share amounts, unaudited)	2011	2010	2009
Revenue
Manufacturing	$721,102	$295,566	$462,496
Wheel Services, Refurbishment & Parts	452,865	388,434	475,397
Leasing & Services	69,323	72,280	78,298

	1,243,290	756,280	1,016,191
Cost of revenue
Manufacturing	661,127	268,395	458,733
Wheel Services, Refurbishment & Parts	405,449	344,522	420,294
Leasing & Services	37,183	41,365	45,991

	1,103,759	654,282	925,018
Margin	139,531	101,998	91,173
Selling and administrative	80,326	69,931	65,743
Gain on disposition of equipment	(8,369)	(8,170)	(1,934)
Goodwill impairment	—	—	55,667
Special items	—	(11,870)	—

Earnings (loss) from operations	67,574	52,107	(28,303)
Other costs
Interest and foreign exchange	36,992	45,204	44,612
Loss (gain) on extinguishment of debt	15,657	(2,070)	1,300

Earnings (loss) before income tax and loss from unconsolidated affiliates	14,925	8,973	(74,215)
Income tax benefit (expense)	(3,564)	959	16,917

Earnings (loss) before loss from unconsolidated affiliates	11,361	9,932	(57,298)
Loss from unconsolidated affiliates	(2,974)	(1,601)	(565)

Net earnings (loss)	8,387	8,331	(57,863)
Net (earnings) loss attributable to noncontrolling interest	(1,921)	(4,054)	1,472

Net earnings (loss) attributable to Greenbrier	$6,466	$4,277	$(56,391)

Basic earnings (loss) per common share:	$0.27	$0.23	$(3.35)
Diluted earnings (loss) per common share:	$0.24	$0.21	$(3.35)
Weighted average common shares:
Basic	24,100	18,585	16,815
Diluted	26,501	20,213	16,815

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows

Years ended August 31,

(In thousands, unaudited)	2011	2010	2009
Cash flows from operating activities:
Net earnings (loss)	$8,387	$8,331	$(57,863)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Deferred income taxes	2,399	15,052	(13,299)
Depreciation and amortization	38,293	37,511	37,669
Gain on sales of leased equipment	(5,121)	(6,543)	(1,167)
Accretion of debt discount	6,583	8,149	4,948
Goodwill impairment	—	—	55,667
Special items	—	(11,870)	—
Loss (gain) on extinguishment of debt (non-cash portion)	8,453	(2,070)	915
Other	6,762	4,237	3,583
Decrease (increase) in assets:
Accounts receivable	(96,552)	22,430	58,521
Inventories	(116,866)	(45,212)	109,469
Leased railcars for syndication	(20,839)	759	11,123
Other	8,863	6,455	242
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	130,673	12,777	(86,514)
Deferred revenue	(5,287)	(7,445)	(2,829)

Net cash (used in) provided by operating activities	(34,252)	42,561	120,465

Cash flows from investing activities:
Proceeds from sales of equipment	18,730	22,978	15,555
Investment in and advances (to) from unconsolidated affiliates	(2,330)	(927)	—
Contract placement fee	—	(6,050)	—
Decrease (increase) in restricted cash	412	(1,442)	(109)
Capital expenditures	(84,302)	(38,989)	(38,847)
Other	(1,774)	260	429

Net cash used in investing activities	(69,264)	(24,170)	(22,972)

Cash flows from financing activities:
Net changes in revolving notes with maturities of 90 days or less	71,625	(11,934)	(81,251)
Proceeds from revolving notes with maturities longer than 90 days	25,159	5,698	—
Repayments of revolving notes with maturities longer than 90 days	(10,000)	(5,698)	—
Proceeds from issuance of notes payable	231,250	2,149	75,000
Debt issuance costs	(11,469)	(109)	(5,232)
Repayments of notes payable	(311,360)	(38,267)	(16,436)
Proceeds from equity offering	63,180	56,250	—
Expenses from equity offering	(420)	(3,542)	—
Investment by joint venture partner	—	—	1,400
Dividends paid	—	—	(2,001)
Other	26	29	3,973

Net cash provided by (used in) financing activities	57,991	4,576	(24,547)

Effect of exchange rate changes	(3,117)	(290)	(2,716)
Increase (decrease) in cash and cash equivalents	(48,642)	22,677	70,230
Cash and cash equivalents
Beginning of period	98,864	76,187	5,957

End of period	$50,222	$98,864	$76,187

THE GREENBRIER COMPANIES, INC.

Supplemental Information

Quarterly Results of Operations (Unaudited)

Operating results by quarter for 2011 and 2010 are as follows:

(In thousands, except per share amount)	First	Second	Third	Fourth	Total
2011
Revenue
Manufacturing	$85,440	$156,621	$173,487	$305,554	$721,102
Wheel Services, Refurbishment & Parts	95,268	112,015	126,317	119,265	452,865
Leasing & Services	18,226	15,704	17,476	17,917	69,323

	198,934	284,340	317,280	442,736	1,243,290
Cost of revenue
Manufacturing	79,747	147,552	158,674	275,154	661,127
Wheel Services, Refurbishment & Parts	86,411	101,413	111,202	106,423	405,449
Leasing & Services	9,120	8,725	9,254	10,084	37,183

	175,278	257,690	279,130	391,661	1,103,759
Margin	23,656	26,650	38,150	51,075	139,531
Selling and administrative	17,938	17,693	22,580	22,115	80,326
Gain on disposition of equipment	(2,510)	(1,961)	(1,678)	(2,220)	(8,369)

Earnings from operations	8,228	10,918	17,248	31,180	67, 574
Other costs
Interest and foreign exchange	10,304	10,536	9,807	6,345	36,992
Loss on extinguishment of debt	—	—	10,007	5,650	15,657

Earnings before income tax and loss from unconsolidated affiliates	(2,076)	382	(2,566)	19,185	14,925
Income tax benefit (expense)	611	(100)	301	(4,376)	(3,564)
Loss from unconsolidated affiliates	(587)	(575)	(539)	(1,273)	(2,974)

Net earnings (loss)	(2,052)	(293)	(2,804)	13,536	8,387
Net earnings attributable to Noncontrolling interest	(252)	(257)	(510)	(902)	(1,921)

Net earnings (loss) attributable to Greenbrier	$(2,304)	$(550)	$(3,314)	$12,634	$6,466

Basic earnings (loss) per common share:	$(0.11)	$(0.02)	$(0.14)	$0.50	$0.27 (1)
Diluted earnings (loss) per common share:	$(0.11)	$(0.02)	$(0.14)	$0.42	$0.24 (2)

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Unvested restricted stock awards are excluded from the per share calculation for the first, second and third quarters due to a net loss in each of those periods.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. The dilutive effect of warrants is excluded from per share calculations for the first, second and third quarters due to net losses for those periods. The fourth quarter dilutive earnings per common share includes the outstanding warrants using the treasury stock method, which equates to 2.3 million shares, and the dilutive effect of 6.0 million shares underlying the 2018 Convertible Notes using the “if converted” method under which $1.4 million of debt issuance and interest costs, net of tax, were added back to net earnings.

THE GREENBRIER COMPANIES, INC.

Supplemental Information

Quarterly Results of Operations (Unaudited)

(In thousands, except per share amount)	First	Second	Third	Fourth	Total
2010
Revenue
Manufacturing	$60,078	$88,065	$77,877	$69,546	$295,566
Wheel Services, Refurbishment & Parts	92,300	94,329	111,242	90,563	388,434
Leasing & Services	17,781	17,455	18,312	18,732	72,280

	170,159	199,849	207,431	178,841	756,280
Cost of revenue
Manufacturing	55,847	81,608	68,931	62,009	268,395
Wheel Services, Refurbishment & Parts	83,286	83,387	96,725	81,124	344,522
Leasing & Services	10,918	10,789	9,931	9,727	41,365

	150,051	175,784	175,587	152,860	654,282
Margin	20,108	24,065	31,844	25,981	101,998
Selling and administrative	16,208	16,958	17,519	19,246	69,931
Gain on disposition of equipment	(1,534)	(101)	(4,024)	(2,511)	(8,170)
Special items	—	—	—	(11,870)	(11,870	)(1)

Earnings from operations	5,434	7,208	18,349	21,116	52,107
Other costs
Interest and foreign exchange	11,112	12,406	10,811	10,875	45,204
Gain on extinguishment of debt	—	—	(1,275)	(795)	(2,070)

Earnings (loss) before income tax and loss from unconsolidated affiliates	(5,678)	(5,198)	8,813	11,036	8,973
Income tax benefit (expense)	2,500	944	(2,418)	(67)	959
Loss from unconsolidated affiliates	(183)	(131)	(318)	(969)	(1,601)

Net earnings (loss)	(3,361)	(4,385)	6,077	10,000	8,331
Net loss (earnings) attributable to noncontrolling interest	117	(367)	(1,514)	(2,290)	(4,054)

Net earnings (loss) attributable to Greenbrier	$(3,244)	$(4,752)	$4,563	$7,710	$4,277

Basic earnings (loss) per common share:	$(0.19)	$(0.28)	$0.25	$0.35	$0.23
Diluted earnings (loss) per common share:	$(0.19)	$(0.28)	$0.23	$0.33	$0.21	(2)

(1)	2010 includes income of $11.9 million net of tax for a special item related to the release of the liability associated with the 2008 de-consolidation of our former Canadian subsidiary.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. The dilutive effect of options and warrants are excluded from per share calculations for the first and second quarters due to net losses for those periods.

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure

Reconciliation of Net earnings attributable to Greenbrier to Adjusted EBITDA (1)

	Year ended August 31,
(In thousands, unaudited)	2011	2010
Net earnings attributable to Greenbrier	$6,466	$4,277
Interest and foreign exchange	36,992	45,204
Income tax expense (benefit)	3,564	(959)
Depreciation and amortization	38,293	37,511
Loss (gain) on extinguishment of debt	15,657	(2,070)
Special Items	—	(11,870)

Adjusted EBITDA	$100,972	$72,093

	Three months ended August 31,
	2011	2010
Net earnings attributable to Greenbrier	$12,634	$7,710
Interest and foreign exchange	6,345	10,875
Income tax expense	4,376	67
Depreciation and amortization	10,119	9,544
Loss (gain) on extinguishment of debt	5,650	(795)
Special Items	—	(11,870)

Adjusted EBITDA	$39,124	$15,531

(1)

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings attributable to Greenbrier before special items, loss (gain) on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

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